Exhibit 99.2

Contacts
Media & Investors	European Media and Investors
Rob Bennett	David Speechly, Ph.D.
240.453.3990	(+)44.162.273.9150
robert.bennett@celera.com	david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS SECOND QUARTER FISCAL 2005 RESULTS

ROCKVILLE, MD – January 27, 2005 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $19.4 million, or $0.27 per share, for the second quarter of fiscal 2005 ended December 31, 2004, compared to a net loss of $13.6 million, or $0.19 per share, for the second quarter of fiscal 2004. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“Our commitment to proteomics and genomics discovery is driving our diagnostic and therapeutic product development programs. We believe these initiatives are essential to meeting our goal of creating differentiated, high value products,” said Tony L. White, Chief Executive Officer, Applera Corporation. “By combining diagnostic tests that predict patient outcome and new targeted therapies, we aim to improve the practice and the economics of patient care.”

“We have demonstrated solid productivity in our R&D organization, leading to the expansion of our small molecule portfolio and the validation of additional targets from proteomics and genomics,” said Kathy Ordoñez, President, Celera Genomics. “We have advanced a potential psoriasis treatment into preclinical development and we are identifying small molecule leads against our validated targets.”

Highlights

•	Celera Genomics recently advanced its third preclinical small molecule program into candidate selection. The primary indication for the program is treatment of psoriasis, and other immune-mediated diseases are under consideration. Celera Genomics has identified a lead candidate based on analysis of its potency for enzyme inhibition and cellular activity, oral bioavailability, drug metabolism and pharmacokinetic profile.

•	Celera Genomics recently initiated lead identification against a cancer target identified and validated through its proteomics research and started a new proteomics discovery program related to renal cancer. A total of 20 validated cancer targets have been identified through Celera Genomics’ proteomics studies. Between July and September 2004, Celera Genomics established three therapeutic collaborations, as well as a diagnostic imaging project under a fourth, broad Targeted Medicine collaboration, intended to accelerate the development of targeted therapies and diagnostic products against validated targets. During the second quarter of fiscal 2005, Celera Genomics began providing data related to selected targets to each of its four collaborators for assessment.

•	Celera Genomics has commenced a small molecule program to address a target arising from the disease association studies conducted at Celera Diagnostics. Celera Genomics’ scientists are evaluating the biology of kinases associated with the phosphatase gene PTPN22 and are assessing their potential as therapeutic targets for autoimmune diseases. Additional potential targets arising from the genomic disease association studies at Celera Diagnostics are also under investigation.

Additional Financial Highlights

•	For the second quarter of fiscal 2005, R&D expenses increased to $25.7 million from $25.2 million in the same quarter last year, due primarily to increased expenditures to support preclinical development activities and proteomic and genomic target discovery programs. These increases were partially offset by lower Online/Information Business R&D expenses.

•	Revenues for the recent quarter decreased to $8.2 million from $19.2 million in the second quarter of fiscal 2004, primarily as a result of the continuing expiration of Online/Information Business customer agreements and the discontinuation of most of the business operations of Paracel during the first fiscal quarter of 2005.

•	SG&A expenses for the second quarter of fiscal 2005 decreased to $5.2 million compared to $7.2 million in the prior year quarter, due primarily to lower Online/Information Business expenses and the discontinuation of most of the business operations of Paracel during the first fiscal quarter of 2005.

•	At December 31, 2004, the Group’s cash and short-term investments were approximately $674 million, compared to approximately $746 million at June 30, 2004. Cash and short-term investments decreased by approximately $30 million during the second quarter of fiscal 2005.

Celera Genomics Outlook

Celera Genomics intends to continue to advance its most promising programs toward IND filings and clinical trials, and to initiate additional lead identification programs against therapeutic targets discovered through its proteomic and genomic discovery programs. Celera Genomics expects to continue to identify and validate additional targets within its ongoing proteomic discovery programs in cancer and plans to initiate at least one new proteomics study during fiscal 2005 and to collaborate with Celera Diagnostics to exploit diagnostic value from proteomics discoveries.

The fiscal 2005 financial outlook for Celera Genomics is as follows:

•	Cash Use: Celera Genomics’ net cash use is expected to be between $135 and $150 million, including an anticipated $16 to $20 million for Celera Genomics’ portion of the funding for the Celera Diagnostics joint venture. This outlook excludes any potential proceeds from the planned sale of the Rockville, MD facility.

•	Expenses: The Group anticipates R&D expenses to be in the range of $110 to $125 million, and SG&A expenses to be in the range of $25 to $30 million. Actual R&D expenses will depend on the rate of progress in discovery and development programs. Pre-tax losses related to the Celera Diagnostics joint venture are expected to be in the range of $28 to $35 million.

•	Revenue: Celera Genomics anticipates revenues will continue to trend downward to a range of $25 to $30 million for fiscal 2005 due to the continuing expiration of Online/Information Business customer agreements.

Risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook sections of this press release, including the Celera Diagnostics Joint Venture Outlook below, reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

Celera Diagnostics Joint Venture

Celera Diagnostics is a 50/50 joint venture between the Applied Biosystems group of Applera Corporation and Celera Genomics. For the second quarter of fiscal 2005, end-user sales for all products sold through its alliance with Abbott Laboratories, increased 31 percent to $14.9 million from $11.4 million in the same quarter last year.

During the recently completed quarter, the pre-tax loss decreased to $8.2 million, compared to $9.3 million in the same quarter last year. The smaller pre-tax loss was due primarily to lower R&D expenses, which were partially offset by lower reported revenues. Reported revenues differ from end-user sales and consist primarily of equalization payments from Abbott resulting from the profit-sharing arrangement between Abbott and Celera Diagnostics and technology-related revenues. Reported revenues decreased to $7.9 million, compared to $11.0 million in the same quarter last year, primarily as a result of lower equalization payments from Abbott. Fluctuation in equalization payments can lead to variability in both reported revenues and gross margins from period to period due to differences in end-user sales of alliance products and operating expenses between the alliance partners. The decrease in reported revenues was partially offset by an increase in technology-related revenue, including license fees and recognition of a milestone payment from Merck. Net cash used during the quarter was $13.3 million, compared to $14.0 million in the second quarter of fiscal 2004.

“We believe our ongoing medical utility studies and our new product development programs will provide value and product opportunities for our laboratory customers and collaborators,” said Kathy Ordoñez, President, Celera Diagnostics. “We are close to completing initial medical utility studies for breast cancer metastasis, rheumatoid arthritis and cardiovascular disease, including myocardial infarction (heart attack), stroke, stenosis and response to statin therapy. We will communicate our scientific findings and the opportunity for new products resulting from these studies.”

Celera Diagnostics Highlights

•	Celera Diagnostics recently initiated two product development programs, one related to Fragile X, the leading cause of inherited mental retardation, and a second related to the detection and genotyping of the human papillomavirus (HPV). Because HPV is linked to a majority of cervical cancer cases, a significant market for HPV detection already exists. These two programs are based in part on research findings presented by scientists from Celera Diagnostics and Laboratory Corporation of America (LabCorp) at the Association for Molecular Pathology meeting in November 2004.

•	In January 2005, Celera Diagnostics received a discovery milestone payment from Merck & Co., associated with the target and marker collaboration between the companies related to Alzheimer’s disease.

•	At the American Heart Association meeting in November 2004, Celera Diagnostics and its collaborators at the University of California, San Francisco, the Cleveland Clinic Foundation, Harvard University and Bristol-Myers Squibb reported findings related to studies of myocardial infarction, stenosis, stroke and response to statin therapy through six presentations and two posters. The collaborators identified multiple genetic variants that are significant risk factors when adjusted for known cardiovascular hazards such as smoking, diabetes and high cholesterol. In combination, these variants can significantly increase a person’s predicted risk for myocardial infarction.

Celera Diagnostics Joint Venture Outlook

Celera Diagnostics intends to continue advancing its disease association and medical utility studies during fiscal 2005. It also anticipates increased sales of existing products sold through its alliance with Abbott. Celera Diagnostics is also planning the introduction of new products. For fiscal 2005, Celera Diagnostics anticipates pre-tax losses to be in a range of $28 to $35 million, and fiscal 2005 net cash use to be in a range of $30 to $40 million. Total end user sales for the alliance between Celera Diagnostics and Abbott are anticipated to be in range of $60 to $70 million during fiscal 2005.

Risks and uncertainties that may affect Celera Diagnostics’ financial performance are detailed in the Forward-Looking Statements section of this release.

Conference Call & Webcast

•	A conference call to discuss financial results will be held today at 11:00 a.m. (ET). During the call, management will focus on each of the Applera businesses separately at the approximate times below:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Diagnostics	11:45 a.m. (ET)
o	Celera Genomics Group	12:00 p.m.

•	The conference call number is 706.634.4992 (code “Applera”).
•	The conference call will also be webcast and can be accessed on the “Investors & Media” section of either www.applera.com or www.celera.com, or the “Investors” section of www.appliedbiosystems.com.
•	A recording of this conference call will be available approximately two hours after the completion of the call on January 27 until February 13, 2005. The replay number is 706.645.9291, conference ID 3390266.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group is engaged principally in the discovery and development of targeted therapeutics for cancer, autoimmune and inflammatory diseases. Celera Genomics is leveraging its proteomic, bioinformatic, and genomic capabilities to identify and validate drug targets, and to discover and develop small molecule therapeutics. It is also seeking to advance therapeutic antibody and selected small molecule drug programs in collaboration with global technology and market leaders. The Applied Biosystems Group (NYSE:ABI) serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries, develop new pharmaceuticals, and conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA, and reported sales of $1.7 billion during fiscal 2004. Celera Diagnostics, a 50/50 joint venture between Applied Biosystems and Celera Genomics, is focused on discovery, development, and commercialization of diagnostic products. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook sections, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “intend,” “anticipate,” “should,” “planned,” and “potential,” among others. These forward-looking statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ reliance on Applied Biosystems for incremental revenues to Celera Genomics from the Celera Discovery System and Celera Genomics’ related information assets; (3) Celera Genomics’ and Celera Diagnostics’ unproven ability to discover, develop, or commercialize proprietary therapeutic or diagnostic products; (4) the risk that clinical trials of products that Celera Genomics or Celera Diagnostics do discover and develop will not proceed as anticipated or may not be successful, or that such products will not receive required regulatory clearances or approvals; (5) the uncertainty that Celera Genomics’ or Celera Diagnostics’ products will be accepted and adopted by the market, including the risk that that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (6) reliance on existing and future collaborations, including, in the case of Celera Diagnostics, its strategic alliance with Abbott Laboratories, which may not be successful; (7) Celera Genomics’ and Celera Diagnostics’ reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (8) intense competition in the industries in which Celera Genomics and Celera Diagnostics operate; (9) potential product liability or other claims against Celera Genomics or Celera Diagnostics as a result of the testing or use of their products; (10) Celera Genomics’ reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business; (11) potential liabilities of Celera Genomics related to use of hazardous materials; (12) uncertainty of the availability to Celera Genomics and Celera Diagnostics of intellectual property protection, limitations on their ability to protect trade secrets, and the risk to them of infringement claims; (13) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (14) legal, ethical, and social issues which could affect demand for Celera Genomics’ or Celera Diagnostics’ products; (15) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (16) uncertainty of the outcome of existing stockholder litigation; (17) Celera Diagnostics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility; (18) Celera Diagnostics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (19) the risk of earthquakes, which could interrupt Celera Diagnostics’ and/or Celera Genomics’ operations; and (20) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

###

Copyright © 2005. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, Celera Diagnostics, Celera Discovery System, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U.S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2004	2003	2004	2003

Net revenues	$8.2	$19.2	$17.9	$36.6
Costs and expenses
Cost of sales	1.2	3.7	3.8	6.4
Research and development	25.7	25.2	50.1	47.0
Selling, general and administrative	5.2	7.2	10.7	15.4
Amortization of intangible assets	0.7	0.7	1.5	1.5
Employee-related charges, asset impairments and other			2.8

Operating loss	(24.6)	(17.6)	(51.0)	(33.7)
Gain (loss) on investments, net		0.1		(0.5)
Interest income, net	3.3	2.6	6.2	5.8
Other income (expense), net	(0.4)	2.0	1.1	0.9
Loss from joint venture	(8.2)	(9.3)	(17.5)	(21.4)

Loss before income taxes	(29.9)	(22.2)	(61.2)	(48.9)
Benefit for income taxes	10.5	8.6	21.4	19.1

Net loss	$(19.4)	$(13.6)	$(39.8)	$(29.8)

Loss per share analysis

Undistributed net loss	$(19.4)	$(13.6)	$(39.8)	$(29.8)

Net loss per share
Basic and diluted	$(0.27)	$(0.19)	$(0.54)	$(0.41)

Weighted average number of common shares
Basic and diluted	73,213,000	72,411,000	73,107,000	72,319,000

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$463.4	$8.2	$7.9	$(2.0)	$477.5
Cost of sales	220.3	1.2	4.3	(1.5)	224.3

Gross margin	243.1	7.0	3.6	(0.5)	253.2
Selling, general and administrative	116.7	5.2	3.2		125.1
Research, development and engineering	53.6	25.7	8.6	(0.5)	87.4
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	5.2				5.2
Asset dispositions and litigation settlement	(29.7)				(29.7)

Operating income (loss)	97.3	(24.6)	(8.2)	—	64.5
Interest income, net	3.5	3.3			6.8
Other income (expense), net	1.5	(0.4)			1.1
Loss from joint venture		(8.2)		8.2

Income (loss) before income taxes	102.3	(29.9)	(8.2)	8.2	72.4
Provision (benefit) for income taxes	29.6	(10.5)	(1)	(1.6)	17.5

Net income (loss)	$72.7	$(19.4)	$(8.2)	$9.8	$54.9

Net income (loss) per share
Basic	$0.38	$(0.27)
Diluted	$0.37	$(0.27)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended December 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$458.4	$19.2	$11.0	$(3.3)	$485.3
Cost of sales	220.5	3.7	6.3	(1.7)	228.8

Gross margin	237.9	15.5	4.7	(1.6)	256.5
Selling, general and administrative	114.5	7.2	3.4		125.1
Research, development and engineering	60.7	25.2	10.6	(1.6)	94.9
Amortization of intangible assets		0.7			0.7
Employee-related charges, asset impairments and other	(0.6)				(0.6)

Operating income (loss)	63.3	(17.6)	(9.3)	—	36.4
Gain on investments, net	6.4	0.1			6.5
Interest income, net	3.2	2.6			5.8
Other income (expense), net	(0.1)	2.0			1.9
Loss from joint venture		(9.3)		9.3

Income (loss) before income taxes	72.8	(22.2)	(9.3)	9.3	50.6
Provision (benefit) for income taxes	20.4	(8.6)	(1)	(3.8)	8.0

Net income (loss)	$52.4	$(13.6)	$(9.3)	$13.1	$42.6

Net income (loss) per share
Basic and diluted	$0.25	$(0.19)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 numbers have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2004
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$853.7	$17.9	$17.1	$(4.0)	$884.7
Cost of sales	403.0	3.8	7.5	(2.7)	411.6

Gross margin	450.7	14.1	9.6	(1.3)	473.1
Selling, general and administrative	225.7	10.7	6.1		242.5
Research, development and engineering	104.8	50.1	21.0	(1.2)	174.7
Amortization of intangible assets		1.5			1.5
Employee-related charges, asset impairments and other	12.5	2.8			15.3
Asset dispositions and litigation settlement	(38.2)				(38.2)

Operating income (loss)	145.9	(51.0)	(17.5)	(0.1)	77.3
Interest income, net	5.9	6.2			12.1
Other income (expense), net	2.0	1.1		0.1	3.2
Loss from joint venture		(17.5)		17.5

Income (loss) before income taxes	153.8	(61.2)	(17.5)	17.5	92.6
Provision (benefit) for income taxes	44.0	(21.4)	(1)	(1.0)	21.6

Net income (loss)	$109.8	$(39.8)	$(17.5)	$18.5	$71.0

Net income (loss) per share
Basic	$0.57	$(0.54)
Diluted	$0.56	$(0.54)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

APPLERA CORPORATION
CONSOLIDATING STATEMENTS OF OPERATIONS
For the Six Months Ended December 31, 2003
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Celera Diagnostics	Eliminations	Consolidated

Net revenues	$841.1	$36.6	$19.6	$(6.9)	$890.4
Cost of sales	405.1	6.4	10.0	(3.9)	417.6

Gross margin	436.0	30.2	9.6	(3.0)	472.8
Selling, general and administrative	210.8	15.4	7.9		234.1
Research, development and engineering	120.4	47.0	23.1	(3.1)	187.4
Amortization of intangible assets		1.5			1.5
Employee-related charges, asset impairments and other	(0.6)				(0.6)

Operating income (loss)	105.4	(33.7)	(21.4)	0.1	50.4
Gain (loss) on investments, net	7.5	(0.5)			7.0
Interest income, net	6.2	5.8		(0.1)	11.9
Other income (expense), net	0.1	0.9			1.0
Loss from joint venture		(21.4)		21.4

Income (loss) before income taxes	119.2	(48.9)	(21.4)	21.4	70.3
Provision (benefit) for income taxes	33.4	(19.1)	(1)	(2.6)	11.7

Net income (loss)	$85.8	$(29.8)	$(21.4)	$24.0	$58.6

Net income (loss) per share
Basic and diluted	$0.41	$(0.41)

(1)	The tax benefit associated with the operating loss generated by Celera Diagnostics is recorded by the Celera Genomics group since the Celera Genomics group has recorded 100% of Celera Diagnostics’ losses.

Certain fiscal 2004 numbers have been reclassified for comparative purposes.